Exhibit 5.1

August 26, 2022

Rare Element Resources Ltd.
P.O. Box 271049
Littleton, Colorado

Re:	Registration Statement on Form S-8 relating to 17,236,689 common shares without par value under the 2022 Equity Incentive Plan of Rare Element Resources Ltd.

Ladies and Gentlemen:

We have acted as British Columbia counsel to Rare Element Resources Ltd., a corporation incorporated under the laws of British Columbia (the “Company”), with respect to certain legal matters relating to the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company on August 26, 2022 with the U.S. Securities and Exchange Commission (the “SEC”) relating to the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), of 17,236,689 common shares without par value of the Company (the “Shares”), issuable upon the exercise or vesting, as applicable, of  Options, Stock Appreciation Rights, Restricted Stock Units, Performance Stock Units and Other Stock-Based Awards (as each such term is defined in the Plan (as defined below)) (collectively, “Awards”) granted or to be granted by the Company pursuant to the 2022 Equity Incentive Plan of the Company (the “Plan”).

Examinations

In order to render our opinion, we have examined and are relying on originals or copies of the following documents:

(a)	a copy of the Plan;
(b)	a certificate of an officer of the Company dated as of the date hereof certifying certain factual matters, including:
(i)	the articles of the Company;
(ii)	the notice of articles of the Company;
(iii)	resolutions of the Board of Directors of the Company authorizing, among other things, the Plan and the issuance of the Shares pursuant to the exercise or vesting, as applicable, of Awards granted under the Plan; and
(iv)	resolutions of the shareholders of the Company approving the Plan; and

(c)	a certificate of good standing dated the date hereof issued under the Business Corporations Act (British Columbia) in respect of the Company.

We have considered such questions of law and examined such statues and regulations of the Province of British Columbia and of Canada applicable therein as they exist on the date hereof, as we considered necessary or relevant as a basis for our opinion.

Jurisdiction and Effective Date

The opinion expressed herein is limited to the laws of the Province of British Columbia and the federal laws of Canada applicable therein having the force of law on the date hereof (collectively, “British Columbia Law”). We express no opinion as to whether the laws of any particular jurisdiction other than British Columbia Law are applicable to the subject matter hereof.

Our opinion is expressed as of the date hereof and we assume no obligation to revise or supplement this opinion should British Columbia Law change subsequent to the date hereof by legislative action, judicial decisions or otherwise or if there is a change in any fact or facts after the date hereof.

Reliance and Assumptions

As a basis for our opinion, we have made the following assumptions and have relied upon the following:

(a)	(i) all Options, Stock Appreciation Rights, Restricted Stock Units, Performance Stock Units and Other Stock-Based Awards will be granted by the Company only in accordance with the terms of the Plan, and (ii) the Shares will be issued and sold only in accordance with the terms of and upon the due exercise or vesting, as applicable, of Options, Stock Appreciation Rights, Restricted Stock Units, Performance Stock Units and Other Stock-Based Awards granted in accordance with the Plan, and otherwise in accordance with the terms of the Plan;
(b)	all signatures on documents submitted to us are genuine, all documents submitted to us as originals are authentic and complete, and all documents submitted to us as copies conform to authentic and complete original documents;
(c)	none of the documents, originals or copies of which we have examined, has been amended supplemented or revoked; and
(d)	all relevant individuals had full legal capacity at all relevant times.

We have relied upon the certificates and other documents referred to above with respect to the accuracy of the factual matters contained therein and we have not performed any independent check or verification of such factual matters.

When our opinion refers to the Shares of the Company as being “fully-paid and non-assessable”, we express no opinion as to actual receipt by the Company of the consideration for the issuance of such Shares or as to the sufficiency of the consideration received by the Company therefor.

Opinion

On the basis of the foregoing and subject to the qualifications and limitations herein expressed, we are of the opinion that when the Shares have been issued on the exercise or vesting, as applicable, of Options, Stock Appreciation Rights, Restricted Stock Units, Performance Stock Units and Other Stock-Based Awards duly granted, vested and exercisable under the Plan and the respective terms of each such Award, and subject to the receipt by the Company of the full consideration therefor in accordance with the provisions of the Plan and the respective terms of each such Award, the Shares will be issued as fully-paid and non-assessable common shares in the capital of the Company.

Qualifications and Limitations

This opinion letter has been prepared to be filed by the Company as an exhibit to the Registration Statement and must not be quoted from or referred to in any other documents without our prior written consent.

We hereby consent to be named in the Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Registration Statement.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under the Securities Act or under the rules and regulations promulgated thereunder.

Yours truly,

“Fasken Martineau DuMoulin LLP”